Exhibit 5.1

[Letterhead of Wisconsin Public Service Corporation]

January 5, 2018

Wisconsin Public Service Corporation
700 North Adams Street

P.O. Box 19001

Green Bay, Wisconsin 54307-9001

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Wisconsin Public Service Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed offering, pursuant to the prospectus (the “Prospectus”) contained in the Registration Statement, of up to $1,200,000,000 aggregate principal amount of one or more new series of senior debt securities to be issued by the Company (each such series being hereinafter referred to as a “Series” or “Series of Securities” and collectively as the “Securities”).

As Director – Legal Services – Corporate and Finance of Wisconsin Public Service Corporation, I have examined (i) the Registration Statement, (ii) the Indenture dated as of December 1, 1998, between the Company and U.S. Bank National Association (as successor to Firstar Bank Milwaukee, N.A., National Association), as Trustee (the “Indenture”), providing for the issuance of the Securities from time to time in one or more Series, pursuant to the terms of one or more supplemental indentures creating such Series (“Supplemental Indenture(s)”), (iii) corporate proceedings of the Company relating to the Registration Statement and the Securities, and (iv) such other documents and records, and such matters of law, as I have deemed necessary or advisable for the purposes of this opinion.

On the basis of the foregoing, I advise you that, in my opinion, when (a) the Registration Statement, as it may have been amended or supplemented, shall have become effective under the Securities Act, (b) the final terms of the Series of Securities have been established pursuant to a Supplemental Indenture which has been duly executed and delivered by the Company and the Trustee, (c) all requisite approvals of the Public Service Commission of Wisconsin and any other necessary regulatory approvals with respect to the Series of Securities shall have been obtained and shall be in effect at the time of the issuance of such Series, and (d) the Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement, the Prospectus and any prospectus supplement related thereto, the Securities will constitute legally issued, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the Indenture, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

I am a member of the bar of the State of Wisconsin and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Wisconsin.

I consent to (a) the filing of this opinion with the SEC as an exhibit to the Registration Statement, and (b) the references made to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Joshua M. Erickson
Joshua M. Erickson
Director – Legal Services – Corporate and Finance
Wisconsin Public Service Corporation